Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 31, 2011 on the financial statements of Fits My Style, Inc. as of March 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the period from July 26, 2010 (inception) to March 31, 2011, included herein on the registration statement of Fits My Style, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
June 14, 2011